CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ANNOUNCES MONTHLY DISTRIBUTION FOR FEBRUARY 2012

NEW YORK, NY, January 27, 2012 — American Realty Capital Properties, Inc., (the “Company”) announced today that, pursuant to the prior authorization of its board of directors, the Company has a declared an annual dividend of $0.875 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month payable on the 15th day of such month. Accordingly, on February 15, 2012, the Company will pay a distribution of $0.0729 per share to stockholders of record at the close of business on February 8, 2012.

As previously disclosed, the Company increased its annual distribution by $0.005, from $0.875 to $0.880 per annum. The new annual distribution rate will accrue commencing on February 9, 2012. Distributions will continue to be paid on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month.

American Realty Capital Properties, Inc. is publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust (“REIT”) focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.